Exhibit 99.1

Popular, Inc. Reelects Director and Elects New Director

San Juan, Puerto Rico – Thursday, May 2, 2013 – Popular, Inc. (NASDAQ:BPOP) announced that shareholders at the Annual Meeting of Stockholders, held on April 30, 2013, approved the reelection of a director and the election of a new director.

Class 2 Directors David E. Goel and Joaquín E. Bacardí, III, who was nominated for the first time at the annual meeting, will serve three-year terms expiring in 2016. Both directors were elected with the support of over 98% of votes cast.

Shareholders also approved amendments to the Corporation’s Omnibus Incentive Plan.

An advisory vote approving the Corporation’s executive compensation program and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2013 were also approved.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California

For more information, visit http://www.popular.com

Source: Popular, Inc.

Contact:

Popular, Inc.

Investor Relations:

Carlos J. Vázquez, 787-771-3112

Chief Financial Officer, Executive Vice President

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596(mobile)

Senior Vice President, Corporate Communications